EXHIBIT 99.1

AIR METHODS
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                                              The #1 Airborne Healthcare Company

                AIR METHODS ANNOUNCES YEAR 2003 FINANCIAL RESULTS
                              AND YEAR 2004 OUTLOOK

    Fourth Quarter Net Income Per Basic Share of $0.16 Reflects 33% Increase

               Company Targets Greater than 20% Growth in 2004 EPS

DENVER, CO., March 11, 2004 -- Air Methods Corporation (NASDAQ: AIRM), the largest air medical transportation company in the world, reported revenue and net income for the fourth quarter and year ended December 31, 2003.

For the year, revenue increased 86% to $242.5 million compared to $130.7 million in the prior year. Net income decreased slightly to $5.1 million or $0.53 per basic share ($0.51 per diluted share) compared to $5.2 million or $0.56 per basic share ($0.54 per diluted share). The current year results reflect a full year of operations of Rocky Mountain Holdings, LLC (RMH), while the prior year included only two and a half months of combined operations. As previously disclosed, the decrease in net income was primarily attributed to a significant increase in missed transports due to weather.

For the quarter, revenue increased to $65.7 million as compared with $47.7 million during the prior year period, a 38% increase. This increase was primarily attributed to revenues generated from new base expansion within the community-based operations, as well as having a full quarter of activity in 2003 from the RMH acquisition, which closed on October 16, 2002. Patients transported within the community-based operations increased by over 50% to 7,085 from 4,709 in the prior year quarter.

The Company generated fourth quarter net income of $1.6 million or $0.16 per basic share ($0.15 per diluted share) as compared to prior-year quarterly net income of $1.1 million or $0.12 per basic share ($0.11 per diluted share). This reflects a 47% increase in net income and a 33% increase in net income per basic share as compared with the prior-year quarter.

Aaron Todd, CEO of Air Methods, commented, "With the cessation of severe weather patterns, we are pleased to have achieved earnings per basic share of $0.45 during the second half of 2003. The consolidation and integration of RMH operations and continued organic expansion within all three of our operating divisions were keys to this accomplishment. I am deeply appreciative of the efforts of our team in addressing the challenges of consolidating the RMH operation, which was nearly equal our size, while at the same time continuing to grow the core businesses."

The increase in net income for the quarter was primarily attributed to a $972,000 increase in segment net income (excluding internal sales) within the Products Division. In addition, quarterly net income was favorably impacted by an increase of more than 14% in patients transported from community bases, including RMH bases, which were in operation for over one year (Same Base Transports). Bad debt expense as a percentage of community-based revenue was 25.5% for the current-year quarter as compared with 18.4% in the prior-year quarter and 24.2% in the third quarter of 2003. The quarterly earnings were also impacted by maintenance expense which exceeded budget expectations by over $1.2 million.


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The  Company  also  announced  that  it has established a goal to increase basic earnings per share for 2004 by 20% or more. This goal is based, in part, on projected increases in flight volume due to the severity of weather patterns experienced during the first half of 2003, and on expected increased contributions from new base expansion within the community-based operations. The Company noted, however, that this outlook is contingent on stable collection rates for patients transported within its community-based operations and more favorable weather patterns than occurred during the first half of 2003. While Same Base Transports during January and February 2004 increased by over 17% due to more temperate weather patterns, collections were lower than expected during the same period.

Mr. Todd continued, "I am optimistic that we can continue this growth trend in both top line and bottom line in 2004. While fluctuations within our collection rates are inherent within our operations and are affected by external economic factors, we believe recent and projected strength in patient transport volume and improved contributions from prior year expansion activities should offset the recent softness in collection rates."

The Company will discuss these results and its outlook for 2004 in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (888) 396-5640 or (706) 643-0580 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at
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(706)  645-9291,  access  number 6012188, for 3 days following the call; and the web  cast  can  be  accessed  at  www.airmethods.com  for  30  days.
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Air  Methods  Corporation  (www.airmethods.com)  is  a  leader  in  emergency
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aeromedical  transportation,  medical  services and technology.  The Air Medical
Services Division is the largest provider of air medical transport services for hospitals. The LifeNet Division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 175 helicopters and fixed wing aircraft.

                                    AIRM(TM)
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                                     NASDAQ
                                     LISTED

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FORWARD  LOOKING  STATEMENTS: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; successful integration of RMH operations and other matters set forth in the Company's public filings.
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CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413 or RCG Capital
at (480) 675-0400. Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.

                        --FINANCIAL STATEMENTS ATTACHED -


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
                    AIR METHODS CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (Amounts in thousands)


                                              December 31,   December 31,
                                              -------------  -------------
                                                  2003           2002
                                              -------------  -------------
ASSETS
------

Current assets:
Cash and cash equivalents                     $       5,574  $       1,410
Trade receivables, net                               59,566         37,818
Other current assets                                 17,204         24,300
                                              -------------  -------------

Total current assets                                 82,344         63,528

Net equipment and leasehold improvements            113,077        118,305
Other assets, net                                    18,586         14,563
                                              -------------  -------------

Total assets                                  $     214,007  $     196,396
                                              =============  =============


LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Notes payable and other indebtedness          $       8,996  $       8,945
Accounts payable, accrued expenses and other         29,666         26,008
                                              -------------  -------------

Total current liabilities                            38,662         34,953

Long-term indebtedness                               76,931         80,397
Other non-current liabilities                        37,726         34,828
                                              -------------  -------------

Total liabilities                                   153,319        150,178

Total stockholders' equity                           60,688         46,218
                                              -------------  -------------

Total liabilities and stockholders' equity    $     214,007  $     196,396
                                              =============  =============


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
                      AIR METHODS CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (Amounts in thousands, except share and per share amounts)

                                      Quarter Ended               Year Ended
                                       December 31,               December 31,
                                -------------------------  -------------------------
                                    2003         2002          2003         2002
                                ------------  -----------  ------------  -----------
Revenue:
Flight operations               $    63,311   $   46,642   $   234,710   $  123,534
Product operations                    2,405        1,039         7,745        7,134
                                ------------  -----------  ------------  -----------
Total revenue                        65,716       47,681       242,455      130,668
                                ------------  -----------  ------------  -----------

Expenses:
Operating expenses                   52,521       36,819       194,033      100,076
General and administrative            5,882        5,059        21,550       12,744
Depreciation and amortization         2,848        2,474        11,309        6,695
                                ------------  -----------  ------------  -----------
                                     61,251       44,352       226,892      119,515
                                ------------  -----------  ------------  -----------

Operating income                      4,465        3,329        15,563       11,153

Interest expense                     (2,100)      (1,761)       (8,252)      (3,048)
Other, net                              291          239         1,055          354
                                ------------  -----------  ------------  -----------

Income before income taxes            2,656        1,807         8,366        8,459

Income tax expense                    1,036          706         3,263        3,299
                                ------------  -----------  ------------  -----------

Net income                      $     1,620   $    1,101   $     5,103   $    5,160
                                ============  ===========  ============  ===========

Net income per basic share      $      0.16   $     0.12   $      0.53   $     0.56
                                ============  ===========  ============  ===========

Net income per diluted share    $      0.15   $     0.11   $      0.51   $     0.54
                                ============  ===========  ============  ===========

Weighted average common shares
outstanding:
   Basic                          9,995,363    9,462,560     9,665,278    9,184,421
   Diluted                       10,475,884    9,694,621    10,052,989    9,478,502


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